NUMBER	Viatar CTC Solutions Inc.	SHARES
CERT.9999		*****9,000,000*****

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
$0.001 PAR VALUE COMMON STOCK	COMMON STOCK

THIS CERTIFIES THAT	GEI GLOBAL ENERGY CORP.

Is The Owner of	*NINE MILLION*

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF

Viator CTC Solutions Inc.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated:        JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Register

By:
AUTHORIZED SIGNATURE	PRESIDENT